AMPLIDYNE, INC.
59 LA GRANGE STREET
RARITAN, NJ  08869
WWW.AMPLIDYNEINC.COM

FOR MORE INFORMATION,
CONTACT:  AMPLIDYNE, INC.
Phone:  908-253-6870  Fax:  908-253-6875

FOR IMMEDIATE RELEASE

                          AMPLIDYNE, INC. TO REDEEM ALL

                    REDEEMABLE COMMON STOCK PURCHASE WARRANTS

         RARITAN, NEW JERSEY, April 6, 2000 - Amplidyne, Inc. (NASDAQ: AMPD, AMPDW), a manufacturer of power amplifiers and wireless internet access products, today announced that it is redeeming all of its publicly traded Redeemable Common Stock Purchase Warrants. On May 10, 2000 the Company will redeem and cancel all Warrants by paying to the holders thereof $.01 for each Warrant.

         Alternatively, a holder of Warrants may exercise their rights to purchase shares of the Company's Common Stock by paying to the Company the exercise price of $6.00 per share at any time prior to the end of business on May 9, 2000. The closing sales price of the shares of the Company's Common Stock on April 5, 2000 was $71/4. Net proceeds from the redemption will be used for general corporate purposes including working capital.

         Amplidyne, inc. designs, manufactures and sells ultra liner power amplifiers and related subsystems to the worldwide wireless telecommunications market. These single and multi-carrier linear power amplifiers, which are key component in cellular base stations, increase the power of radio frequency and microwave signals with low distortion. The Company's products are marketed to the cellular, wireless local loop and PCS segments of the wireless telecommunications industry. The Company has also developed products to offer high-speed Internet access to residential and business clients and Internet service providers. The equipment operates in the 2.4 GHz license free band.

         Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

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